                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

In re:

CFI MORTGAGE INC.,                                    Case No.99-31134-BKC-PGH.

a Delaware corporation                      Chapter 11

FEIN 52-2023491

--------------------------/






                     DEBTOR'S AMENDED PLAN OF REORGANIZATION

                               KEVIN GLEASON, P.A.

                                 P.O. Box 224058

                            Hollywood, FL 33022-4058

                              Attorneys for Debtor
                                 (954) 925-0902

                               (954) 921-2084 fax





                                  May 28, 1999

                                TABLE OF CONTENTS

TABLE OF CONTENTS.......................................................2

INTRODUCTION............................................................3

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.............3

TREATMENT OF UNCLASSIFIED CLAIMS........................................4

MEANS FOR IMPLEMENTATION OF THE PLAN....................................4

EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................5

EVENTS OF DEFAULT.......................................................6

DISCHARGE...............................................................7

EXEMPTION FROM SECURITIES REGULATIONS...................................7

RETENTION OF JURISDICTION...............................................7

MISCELLANEOUS PROVISIONS................................................8

DEFINITIONS.............................................................9

VOTING ................................................................10

                                  INTRODUCTION

         CFI MORTGAGE INC., a Delaware corporation, Debtor and
Debtor-in-Possession (hereinafter Debtor), proposes the following as its Amended Plan of Reorganization (hereinafter Plan). All initially capitalized terms used herein are defined in Article X, or in the context of their use.

                                    ARTICLE I
         CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

The Plan provides for the division of creditors into three classes:

         Class 1 consists of the allowed post-petition secured Claim of Ronco Funding, Inc., or its assigns (hereinafter Ronco), in the amount of $800,000, arising from an order of the Bankruptcy Court permitting the Debtor to borrow funds secured by assets of the estate. This class is unimpaired.

         Ronco, or its assigns, shall have the option to convert the amount of the loan to common stock of the Debtor pro rata at the rate of 2 percent of the outstanding common shares of the Debtor for each $80,000 of gross disbursements, such percentage to be determined after the Effective Date, and to represent 2% of the Debtor's outstanding common stock after distributions to claimants in Classes 2 and 3 herein. A warrant for one share of the common stock of the Debtor will also be issued to Ronco, or its assigns, for each share of common stock issued to Ronco pursuant to the Agreement between the parties. The Debtor shall execute a PRIVATE SECURITIES SUBSCRIPTION AGREEMENT on or before the Effective Date (which is attached to court paper #29 as Exhibit A)

         Class 2 consists of the Allowed Claims of general unsecured creditors. This class is impaired. Each claimant in this class shall receive one share of common stock in the reorganized Debtor for each dollar of debt. Distributions shall be made as soon as practicable after confirmation, but not later than 30 days after the Effective Date. Thomson, Kernighan & Co. was a holder of a convertible interest pre-bankruptcy but elected to convert its Series C Preferred Stock (see Exhibit K to the Amended Disclosure Statement) into debt during the pendency of this case. Confirmation of the Plan will recognize and authorize the election of Thomson, Kernighan & Co., nunc pro tunc, to the date of its notice of election, April 15, 1999.

         Class 3 consists of the interests of Preferred Shareholders. This class is impaired. Baldock Ventures Limited is the only remaining interest holder in this class. Baldock Ventures Limited (hereinafter BVL) shall receive 2 million shares of common stock in the reorganized Debtor in exchange for the assignment of BVL's Series A and B Preferred Stock (see Exhibit K to the Amended Disclosure Statement) to the Debtor, and a general release by BVL from any and all additional liabilities, including, but not limited to any claims which BVL asserts would constitute a Claim in Class 2. The total of 2 million shares may be a combination of the Debtor's recognition of the pre-confirmation conversion, and issuance of additional shares at confirmation.

         Class 4 consists of the interests of Common Stock Holders. This class is impaired. Other than the increase in authorized capital stock and the dilution by converting debt into equity, the legal, equitable, or contractual rights of the interest-holders in this class are unaffected by the Plan.

         Class 5 consists of the interests of persons holding Warrants for the purchase of Common Stock of the Debtor. This class is unimpaired. The legal, equitable, or contractual rights of the interest-holders in this class are unaffected by the Plan. The Debtor does not take the position that the warrants in this Class are exempt from registration.

         However, for clarification, in the event that the reorganized Debtor elects to cause a reverse split of its stock, the warrant price will be increased in equal proportion to the subject reverse split. By way of illustration, a warrant with an exercise price of $8.75 per share before a reverse split will bear an exercise price of $17.50 per share after a reverse split of 2 to 1.

                                   ARTICLE II
                        TREATMENT OF UNCLASSIFIED CLAIMS

         Administrative Claims (11 U.S.C. ss. 507(a)(1)) and costs under 28 U.S.C. ss.1930 will be paid in full on or before the Effective Date. United States Trustee fees arising after confirmation will be paid by the 20th day following the close of each calendar quarter until this case is closed. Any payment by the Debtor, for services or costs and expenses in or in connection with this bankruptcy case are subject to approval of the Bankruptcy Court.

         The payments prescribed under this section may be changed by agreement between the Debtor and the particular Claimant. The Debtor may pay any Administrative Claim faster or earlier than provided herein.

         Priority tax claims (11 U.S.C. '507(a)(8)) owed to the any taxing authority, including, but not limited to, the States of Florida, Delaware, New York, or Colorado, County Tax Collectors, and the Internal Revenue Service will be paid over six years from date of assessment in equal monthly installments including interest fixed at the Internal Revenue Code rate in effect upon the date of confirmation.

                                   ARTICLE III
                      MEANS FOR IMPLEMENTATION OF THE PLAN

         The Debtor will draw down on its post-petition line of credit to the full extent of any available credit immediately before confirmation of the Plan. Upon confirmation of the Plan, the administrative expense/secured loan will be converted into equity in accordance with the treatment provided to Class 1 above, which will capitalize the Debtor. The terms of the conversion of the secured loan into equity are contained in Exhibit I attached to the Disclosure Statement.

          The Debtor will complete its purchase of FMS and EDI Management Consultants, Inc. under terms substantially the same as those of the Stock Acquisition Agreements attached to the Disclosure Statement as Exhibit F.

         After the Effective Date, the Debtor will enter into an employment contract with each of Christopher Castoro, Greg Cutuli, Rodger Stubbs, and Steve Williams, such contract to be in substantially the form as that attached to the Disclosure Statement as Exhibit J. The Debtor is authorized to create any class of voting stock necessary for implementation of the Plan.

         After the Effective Date, the Debtor shall continue to operate its business. It is projected that the consolidated operations of the Debtor and its post-confirmation subsidiaries, will yield sufficient cash flow, after payment of expenses, to enable the Debtor to prosper. A complete business plan and recent financial statement of FMS are attached to the Disclosure Statement as Exhibit B.

         Kevin C. Gleason, Esquire, shall be the disbursing agent for the initial disbursement provided for under the Plan on the Effective Date for payments under Article II, Administrative Claims. As to all other payments and distributions, Christopher Castoro, President, shall be the Disbursing Agent. If an objection to a claim is made prior to the Effective Date of the Plan, such objection shall preclude the consideration of such claim as "allowed" for purposes of timely distribution in accordance with the Plan. The Disbursing Agent shall escrow sufficient shares of common stock to cover all potential distributions with respect to claims that have objections filed against them.

         The confirmation of the Plan shall affect a change in the capital stock of the Debtor pursuant to Del. Code Ann. tit. 8 ss.303 (1996)to increase the authorized capital stock of the reorganized Debtor to 35,000,000 shares of Common Stock, par value $.01 per share.

         All causes of action, pre-petition and post-petition, held, owned or which could have been asserted by the Debtor, or a party claiming against the estate shall be assigned to an entity consisting of certain non-insider creditors, formed and disclosed prior to the Confirmation Date.

                                   ARTICLE IV
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Except as provided herein, any executory contract or unexpired lease not specifically rejected by the Debtor under the Plan or upon application to the Court by the Debtor prior to the Confirmation Date of the Plan shall be deemed to have been rejected by the Debtor upon the entry of an order confirming this Plan or any amendment thereto.

         The Debtor is a party to executory contracts in the form of insurance agreements, including, but not limited to Directors' and Officers Errors and Omissions insurance. The Debtor assumes all executory contracts in the form of insurance agreements, under which it is an insured, including, but not limited to Directors' and Officers Errors and Omissions insurance. The Debtor is unaware of any insurance agreements, under which it is an insured, which are in default for non-payment of regular premiums. To the extent that any insurance agreements, under which it is an insured, require the payment of an additional premium conditioned upon or due to a provision relating to: (A) the insolvency or financial condition of the Debtor at any time before the closing of the case;
(B) the commencement of a case under Title 11 of the United States Code; (C) the appointment of or taking possession by a trustee in a case under Title 11 of the United States Code before such commencement; or (D) the satisfaction of any penalty rate or provision relating to a default arising from any failure by the Debtor to perform non-monetary obligations under any executory contract in the form of insurance agreements, under which the Debtor is an insured, including, but not limited to Directors' and Officers Errors and Omissions insurance, such condition or provision is unenforceable under the terms of 11 U.S.C. ss. 365(b)(2).

         While the Debtor is not a party to any known unexpired leases, the Debtor has guaranteed several leases of equipment and real property. The Debtor's guarantees of leases are treated as Allowed Claims in Class 2 of the Plan.

                          ARTICLE V-EVENTS OF DEFAULT

         The occurrence of either one of the following shall constitute an event of default under the Plan. A. Failure to pay fully any payment required to be made on the Effective Date, which failure remains uncured for a period of 20 days after the stated due date thereof, provided that any such failure shall not constitute an event of default if consented to by the holder of the Claim which is not timely paid. B. Following the Effective Date, any default which may thereafter occur under any of the documents evidencing, securing or relating to any class of Claims or Interests, which is reinstated pursuant to the Plan shall be deemed to be a default under such document, as reinstated, and shall not constitute a default under the confirmed Plan.

                              ARTICLE VI-DISCHARGE

         Except as may be otherwise expressly provided by the terms of the Plan, the treatment afforded in this Plan shall be in exchange for and in complete satisfaction, discharge and release of all existing Claims of any nature whatsoever against the Debtor or Debtor-in-Possession, or any of its assets or property, and all persons or entities shall be precluded from asserting against the Debtor or its assets or properties any other or further Claims based upon any act or transaction or any other activity of any kind, nature or description that occurred prior to the Confirmation Date.

                                   ARTICLE VII
                      EXEMPTION FROM SECURITIES REGULATIONS

         Section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security do not apply to: the offer or sale under this Plan of a security of the Debtor, or of the reorganized Debtor or successor to the debtor under the Plan in exchange for a claim against, an interest in, or a claim for an administrative expense in this case concerning, the Debtor; or the offer of a security through any warrant, option, right to subscribe, or conversion privilege in exchange for a claim against, an interest in, or a claim for an administrative expense in this case concerning, the Debtor, or the sale of a security upon the exercise of such a warrant, option, right, or privilege.

                     ARTICLE VIII-RETENTION OF JURISDICTION

         The Bankruptcy Court shall be requested to retain jurisdiction to issue any orders which may be required pursuant to Title 11 of the United States Code,
Section 1142(b), and to:

A. allow Claims and hear objections thereto;

B. approve the payment of Administrative Expenses;

C. complete any adversary proceeding or contested matters pending or commenced within any time limitations set by the Court;

D. determine and resolve defaults under the Plan;

E. make such other orders as are necessary and appropriate to carry out the provisions of the Plan;

F. correct any defect, cure any omission, or reconcile any inconsistency in the Plan or Order of Confirmation as may be necessary to carry out the purposes and intent of the Plan;

G. adjudicate all Claims to any Lien on any property of the Debtor or proceeds thereof;

H. determine the amount of any secured Claim; and

I. recover all assets and properties of the Debtor.

                      ARTICLE IX-MISCELLANEOUS PROVISIONS.

1) Any check for any payment due hereunder which shall remain uncashed after ninety days from the date of mailing same to the record address of the Claimant shall be deemed forfeited, payment stopped and such funds shall thereupon revert to the Debtor.

2) Upon confirmation, the Debtor shall be vested with all of its assets and shall retain all of its property except as specifically provided in the Plan, free from any Liens, Claims and interests not expressly retained herein.

3) The Debtor has no outstanding Claims, or anticipated future Claims for retiree benefits within the meaning of 11 U.S.C. Sec. 1114(a).

4) The Debtor's charter shall be amended to prohibit the issuance of nonvoting equity securities.

5) Claimants who do not voluntarily issue satisfactions of Liens, releases of judgments, or other documents required to implement this Plan, or who fail or refuse to tender stock certificates for endorsement or security as provided herein, will have consequential damages, costs and attorney's fees setoff against their Claim, and a money judgment in favor of the Debtor may be issued for any costs and attorneys fees related to such failure.

6) Debtor reserves the right to begin or continue any adversary proceedings or contested matter permitted under Title 11 of the United States Code, other than those proceedings which are expressly settled and released by the Plan.

7) If the Plan may not be confirmed otherwise, the Debtor will seek confirmation by "cram-down" under 11 U.S.C. Sec. 1129(b). "Cram-down" may require amendment of the Plan to extinguish the interests of Classes 3, 4, and/or 5. Class 2 will have to be solicited to accept the further amended plan in order to invoke cram down. Unless Class 2 accepts some version of a plan, no plan can be confirmed.

8) The provisions of the Plan may be enforced by any court of competent jurisdiction including the Circuit Court of the 15th Judicial Circuit, in and for Palm Beach County, Florida.

9) The Debtor shall retain the right to issue 750,000 warrants at an exercise price of 125% of the "bid" price for the common stock of the Debtor on the Effective Date of the Plan. This provision is in lieu of any employee stock option plan, and is intended to be offered to recruit and retain key personnel. No current officers or Directors of the Debtor will be eligible to receive these retained warrants. The Debtor does not take the position that the retained warrants are exempt from registration.

10) If any provision of this Plan is deemed to be an impediment to confirmation of the Plan, the Debtor reserves the right to amend the Plan by deleting the relevant portion or portions.

                             ARTICLE X-DEFINITIONS.

         For the purpose of this Disclosure Statement and the Plan, the following terms shall have the respective meanings herein set forth (such meanings to be equally applicable to the singular and plural forms of the terms defined):

Allowed Claim means any Claim against the Debtor listed in the schedule of liabilities filed pursuant to '521(1) that is not scheduled as disputed, contingent or unliquidated, and those proofs of Claim which are timely and properly filed and to which no objection to the allowance of which has been interposed on or before the applicable period of limitation fixed by the Court, or as to which any objection has been determined by a Final Order to the extent that such objection is determined in favor of a claimant. Unless otherwise specified herein or by Order of the Court, "Allowed Claim" shall not include interest on such Claim for the period from and after March 10, 1999, the date upon which a voluntary petition was filed commencing this Chapter 11 case.

Bankruptcy Code or Code means the Bankruptcy Reform Act of 1978, as amended, and as set forth in '101 et. seq. of Title 11, United States Code (abbreviated as 11 U.S.C.).

Claim means a claim against the Debtor, as defined in '101(4) of the Bankruptcy Code.

Class means any class into which Allowed Claims and allowed interests are classified pursuant to Article I of the Plan.

Confirmation Date shall mean the date upon which the Order of Confirmation is entered by the Court.

Court shall mean the United States Bankruptcy Court for the Southern District of Florida, in which the Debtor's Chapter 11 Case is pending, and any Court having competent jurisdiction to hear appeals or certiorari proceedings therefrom.

Debtor or Debtor-in-possession means CFI MORTGAGE INC., a Delaware corporation, FEIN 52-2023491.

Effective Date means effective date of the Plan, which shall be the later of June 30, 1999 or the fifteenth business day following the date on which the Confirmation Order becomes a Final Order.

Final Order means an order or judgment which has not yet been reversed, stayed, modified or amended and as to which the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or rehearing is pending. If any such petition for review or rehearing or appeal from an order is pending, such order shall nonetheless become a Final Order on the 11th day after the entry of such order, unless implementation of the Plan shall have been stayed as of that date. Lien shall mean a mortgage, pledge, judgment lien, security interest, charging order, or other charge or encumbrance on the Debtor's property effective under applicable law and which shall not be subject to being set aside or voided under applicable bankruptcy law.

Order of Confirmation shall mean the order to be entered by the Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

                               ARTICLE XI-VOTING.

         Accompanying the Plan is a ballot form. Please take a moment to complete the form and mail or fax it to Kevin Gleason (see address below), to be received by him no later than June 9, 1999.

Respectfully submitted,

CFI MORTGAGE INC.,                             KEVIN GLEASON, P.A.
Attorneys for the Debtor
     P.O. Box 224058

                    Hollywood, FL 33022-4058
                    (954) 925-0902 phone

(954) 921-2084 fax

                                         By:
                                            ----------------------------------
                                            Kevin C. Gleason, Esq.
                                            FL Bar No. 369500